EMPLOYMENT AGREEMENT

	THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into on the 18th day of April, 1997 by and between STERLING HOUSE CORPORATION, a Kansas corporation ("SHC" or "the Company"), and MARK W. OHLENDORF, a resident of the State of Florida ("Ohlendorf").  The term of this Agreement shall be deemed to have commenced as of the 18th day of April, 1997 ("Employment
Commencement Date").

	1.	Appointment, Title and Duties.  SHC hereby employs Ohlendorf to serve as its
Chief Financial Officer.  In such capacity, Ohlendorf shall report to the
Board of Directors, President and Chief Executive Officer of SHC and shall have such powers, duties and responsibilities as are customarily assigned to the Chief Financial Officer of a publicly-held corporation.  In addition,
Ohlendorf shall have such other duties and responsibilities as may reasonably be assigned to him by the Board of Directors, President or Chief Executive
Officer, including serving with the consent or at the request of SHC on the board of directors of affiliated corporations.

	2.	Term of Agreement.  This Agreement shall commence on the Employment
Commencement Date  and shall terminate upon the earlier of: (i) the date of the voluntary resignation of Ohlendorf, (ii) the date of Ohlendorf's death or determination of Ohlendorf's disability (as defined in Paragraph 6 below), or
(iii) the date of notice by SHC to Ohlendorf that this Agreement is being terminated by SHC.

	3.	Acceptance of Position.  Ohlendorf hereby accepts the position of Chief
Financial Officer of SHC and agrees that during the term of this Agreement he will faithfully perform his duties and will devote substantially all of his business time to the business and affairs of SHC and will not engage, for his own account or for the account of any other person or entity, in any other business or enterprise, including, without limitation, serving on the board of directors of any other business or enterprise, except with the express written approval of the Board of Directors of SHC, which consent shall not be unreasonably withheld; provided, however, that SHC's Board of Directors shall not be deemed to have unreasonably withheld its consent if the business or enterprise in which Ohlendorf proposes to engage would materially detract from the time available to Ohlendorf for the performance of Ohlendorf's duties for the Company; provided, further, Ohlendorf may, at his sole discretion, make personal, passive investments.  Ohlendorf agrees to perform his duties faithfully, diligently and to the best of his ability, to use his best efforts to advance the best interests of the Company at all times, and to abide by all moral, ethical and lawful policies, guidelines, procedures, instructions and orders given to him by the Company from time to time.  Notwithstanding the foregoing, Ohlendorf may provide consulting services to his previous employer, Vitas Healthcare Corporation
("Vitas"), (i) in person for a period of one (1) week during May 1997, (ii)
in person for a period of up to four (4) days upon Vitas having recruited a replacement for Ohlendorf, and (iii) by telephone for up to ten (10) hours per month for a period of one hundred fifty (150) days following the
Employment Commencement Date; provided, however, Vitas and/or Ohlendorf shall bear all expenses in connection with such consulting services.

	4.	Salary and Benefits.  During the term of this Agreement:

	A)	SHC shall pay to Ohlendorf a base salary at an annual rate of not less than
One Hundred Seventy-Five Thousand Dollars ($175,000) per annum, paid in approximately equal installments in accordance with the regular payroll practices of SHC in effect from time to time with respect to its executive officers.  SHC agrees from time to time to consider periodic changes to such base salary in the sole discretion of the Board of Directors.  The Company shall deduct from Ohlendorf's compensation and bonus, if any, all applicable local, state, Federal or foreign taxes, including, but not limited to, income tax, withholding tax, social security tax and pension contributions, if any.

	B)	Ohlendorf shall participate in all health, retirement, Company-paid insurance, sick leave, disability, expense reimbursement and other benefit programs, if any, which SHC makes available, in its sole discretion, to its senior executives;

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provided, however, nothing herein shall be construed to obligate the Company to establish or maintain any employee benefit program. Until Ohlendorf and his family relocate to the Wichita, Kansas area, SHC shall pay or reimburse Vitas for the cost of COBRA continuation coverage under Ohlendorf's existing health insurance; provided, however, SHC shall not be required to pay or reimburse Vitas for amounts in excess of Five Hundred Dollars ($500) per month. Reimbursement of Ohlendorf's reasonable and necessary business expenses incurred in the pursuit of the business of the Company or any of its affiliates shall be made to Ohlendorf upon his presentation to the Company of itemized bills, vouchers or accountings prepared in conformance with applicable regulations of the Internal Revenue Service and the policies and guidelines of the Company.

	C)	While there is no guaranty that any bonus will be paid in any year,
Ohlendorf shall be eligible for bonuses in the sole discretion of the Board of Directors in an amount not to exceed thirty percent (30%) of his base salary, with such bonus, if any, being based upon the performance standards applicable to the other senior executive officers of SHC.

	D)	Ohlendorf shall be entitled to reasonable vacation time in an amount of not less than five (5) weeks per year, provided that not more than two (2) weeks of such vacation time may be taken consecutively without prior notice to, and the consent of, the Chief Executive Officer of SHC.

	5.	Stock Options  Pursuant to the terms of SHC's 1995 Stock Option Plan,
Ohlendorf shall be entitled to receive options to purchase fifty-nine thousand two hundred fifty (59,250) shares of the common stock of the
Company, of which options to purchase thirty thousand (30,000) shares shall vest on the first anniversary of the Employment Commencement Date and twenty-
nine thousand two hundred fifty (29,250) shares on the second anniversary of the Employment Commencement Date, except in the event of a Change of Control of SHC, as defined in the 1995 Stock Option Plan ("Change of Control"), in
which event the options shall immediately vest.  The date of grant of such options shall be the Employment Commencement Date and the exercise price of such options shall be the last sale price reported for SHC common stock on the American Stock Exchange on the Employment Commencement Date.  Ohlendorf
shall also be entitled to receive options to purchase an additional thirty thousand seven hundred fifty (30,750) shares of the common stock of the
Company, subject to the approval by the stockholders of SHC of an increase in the number of available options under the 1995 Stock Option
Plan, which options shall vest on the third anniversary of the Employment
Commencement Date.  All such options shall be subject to all of the terms and conditions of the 1995 Stock Option Plan, and the specific terms thereof shall be set forth more specifically in separate stock option agreements.

	6.	Certain Terms Defined.  For purposes of this Agreement:

	A)	Ohlendorf shall be deemed to be disabled if a physical or mental condition shall occur and persist which, in the written opinion of two (2) licensed physicians, has rendered Ohlendorf unable to perform the duties of Chief
Financial Officer of SHC for a period of ninety (90) calendar days or more, and which condition, in the opinion of such physicians, is likely to continue for an indefinite period of time, rendering Ohlendorf unable to return to his duties for SHC.  One (1) of the two (2) physicians shall be selected in good faith by the Board of Directors of SHC, and the other of the two (2)
physicians shall be selected in good faith by Ohlendorf.  In the event that the two (2) physicians selected do not agree as to whether Ohlendorf is disabled, as described above, then said two (2) physicians shall mutually agree upon a third (3rd) physician whose written opinion as to Ohlendorf's condition shall be conclusive upon SHC and Ohlendorf for purposes of this
Agreement.

	B)	A termination of Ohlendorf's employment by SHC shall be deemed to be "for

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cause" if it is based upon (i) Ohlendorf having been convicted of a felony, (ii)
material disloyalty by Ohlendorf to the Company, including but not limited to embezzlement, or (iii) Ohlendorf's material failure or refusal to perform his duties in accordance with this Agreement.

	C)	A resignation by Ohlendorf shall not be deemed to be voluntary, and shall be deemed to be a resignation for "good reason" if it is based upon (i) a material breach by SHC of the Company's obligations to Ohlendorf under this
Agreement or under the Company's Stock Option Plan, (ii) a diminution in
Ohlendorf's title, duties, base salary or benefits which is not part of an overall diminution for all executive offices of the Company, or (iii)
Ohlendorf being forced to relocate from the Wichita, Kansas area following a Change of Control of the Company.

	7.	Certain Benefits and Obligations Upon Termination.  In the event that
Ohlendorf's employment terminates because (i) SHC has terminated Ohlendorf other than "for cause," as described above, (ii) Ohlendorf has voluntarily resigned for "good reason," as described above, or (iii) SHC has terminated
Ohlendorf for any reason within a period of one (1) year following a Change of Control, but not in the event that Ohlendorf's employment terminates because Ohlendorf dies or becomes disabled, then,

A)	SHC shall pay Ohlendorf
his then base salary for a one (1) year period commencing on the date of the notice giving rise to the termination of employment, which amount shall be paid in equal monthly installments over a twelve (12) month period;

	B)	Ohlendorf shall retain all grants and awards, whether or not vested, issued under the Company's 1995 Stock Option Plan; and

	C)	All accrued but unpaid or unused vacation, sick pay and expense reimbursement shall be calculated and paid within thirty (30) days following the termination of Ohlendorf's employment.

	8.	Confidentiality.  Ohlendorf hereby acknowledges his understanding that as a result of his employment by SHC, he will have access to, and possession of, valuable and important confidential or proprietary data, documents and information concerning SHC, its operations and its future plans.  Ohlendorf hereby agrees that he will not, either during the term of his employment with
SHC, or at any time before or after the term of his employment with SHC, divulge or communicate to any person or entity, or direct any employee or agent of SHC or of his to divulge or communicate to any person or entity, or use to the detriment of SHC or for the benefit of any other person or entity, or make or remove any copies of, such confidential information or proprietary data or information, whether or not marked or otherwise identified as confidential or secret. Upon any termination of this Agreement for any reason whatsoever, Ohlendorf shall surrender to SHC any and all materials, including but not limited to drawings, manuals,
reports, documents, lists, photographs, maps, surveys, plans, specifications, accountings and any and all other materials relating to the Company or any of its business, including all copies thereof, that Ohlendorf has in his possession, whether or not such material was created or compiled by
Ohlendorf, but excluding, however, personal memorabilia belonging to
Ohlendorf, notes taken by him as an officer, and any other materials, etc., which Ohlendorf deems to be of value to him in the event the same may be needed by Ohlendorf in connection with the defense of any lawsuit, action or proceeding brought against him for any reason whatsoever.  With the exception of such excluded items, materials, etc., Ohlendorf acknowledges that all such material is solely the property of SHC and that Ohlendorf has no right, title or interest in or to such materials.  Notwithstanding anything to the contrary set forth above in this Paragraph 8, the provisions of this Paragraph 8 shall not apply to information which: (i) is or becomes generally available to the public other than as a result of disclosure by Ohlendorf, (ii) is already known to Ohlendorf as of the date of this Agreement from sources other than SHC, or (iii) is required to be disclosed by law or by regulatory or judicial process.

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	9.	Non-Competition.  Ohlendorf hereby agrees that, during the term of this
Agreement and for a period of three (3) years after any termination for any reason whatsoever of this Agreement, he will not, directly or indirectly, commence doing business, in any manner whatsoever, for or with any business which (i) is engaged in the same business as SHC, (ii) has revenues from assisted living operations in excess of fifty percent (50%) of SHC's total revenues, with such calculations being annualized based upon the latest available quarterly financial data for each of such entities, and (iii) has assisted living facilities in any state in which SHC then operates or is in the process of developing more than three (3) assisted living residences.
Ohlendorf further agrees that he will not, directly or indirectly, during the term of this Agreement and for a period of one (1) year after termination for any reason whatsoever of this Agreement, become employed by or commence doing business with or for any assisted living provider that has or proposes to have assisted living facilities in more than one (1) state.  Ohlendorf will not directly employ, solicit for employment or advise or recommend to any other person that they employ or solicit for employment any employee of the
Company during the period of Ohlendorf's employment by the Company and for a period of three (3) years following the termination of Ohlendorf's employment. The provisions of this Paragraph 9 shall be null and void in the event that Ohlendorf resigns for "good reason."  SHC hereby acknowledges and agrees that Ohlendorf's ownership of a class of securities listed on a stock exchange or traded on the over-the-counter market that represents five percent (5%) or less of the number of shares of such class of securities then issued and outstanding shall not constitute a violation of this Paragraph 9.

	10.	Moving and Relocation Expenses.  In addition to the salary and benefits set forth in Paragraph 4 herein, SHC shall provide to Ohlendorf the following benefits in connection with his moving and relocation to Wichita, KS:

	A)	SHC shall pay or reimburse Ohlendorf for (i) all sales commissions due and owing to real estate agents, which amount shall be the lesser of a six percent (6%) sales commission or Thirty-Nine Thousand Dollars ($39,000) and
(ii) up to Six Thousand Dollars ($6,000) for other miscellaneous direct costs related to the closing of the sale.

	B)	SHC shall provide Ohlendorf a one (1) bedroom furnished apartment during the actual period when Ohlendorf is in the process of relocating his residence to
Wichita, KS; provided, however, SHC shall not be required to pay for such temporary housing for a period exceeding six (6) months.

	C)	SHC shall pay or reimburse Ohlendorf for the actual costs paid to third parties of transporting his furniture to Wichita, KS; provided, however, SHC shall not be required to pay or reimburse Ohlendorf for an amount in excess of Nineteen Thousand Dollars ($19,000) for such moving expenses.

	11.	Attorneys' Fees.  In the event that any action or proceeding is brought to enforce the terms and provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs.

	12.	Notices.  All notices and other communications provided to either party hereto under this Agreement shall be in writing and delivered by hand delivery, overnight courier service or certified mail, return receipt requested to the party being notified at said party's address set forth adjacent to said party's signature on this Agreement, or at such other address as may be designated by a party in a notice to the other party given in accordance with this Agreement.  Notices given by hand delivery or overnight courier service shall be deemed received on the date of delivery shown on the courier's delivery receipt or log.  Notices given by certified mail shall be deemed received three (3) days after deposit in the U.S. Mail.

	13.	Construction.  In construing this Agreement, if any portion of this
Agreement
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shall be found to be invalid or unenforceable, the remaining terms and provisions of this Agreement shall be given effect to the maximum extent permitted without considering the void, invalid or unenforceable provision.
Without limiting the generality of the foregoing, to the extent that any provision contained in Section 9 hereof is deemed unenforceable by virtue of its scope in terms of area, business activity prohibited and/or length of time, but could be enforceable by reducing any or all thereof, Ohlendorf and
SHC agree that the same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdictions in which enforcement is sought.  In construing this Agreement, the singular shall include the plural, the masculine shall include the feminine and neuter genders, as appropriate, and no meaning or effect shall be given to the captions of the paragraphs in this Agreement, which are inserted for convenience of reference only.

	14.	Choice of Law.  This Agreement shall be governed and construed in accordance with the internal laws of the State of Kansas without resort to choice of law principles.

	15.	Integration; Amendments.  This is an integrated Agreement.  Except as contemplated herein with respect to stock options, this Agreement constitutes and is intended as a final expression and a complete and exclusive statement of the understanding and agreement of the parties hereto with respect to the subject matter of this Agreement.  All negotiations, discussions and writings between the parties hereto relating to the subject matter of this Agreement are merged into this Agreement, and there are no rights conferred, nor promises, agreements, conditions, undertakings, warranties or representations
, oral or written, expressed or implied, between the undersigned parties as to such matters other than as specifically set forth herein or directly related thereto.  No amendment or modification of, or addendum to, this
Agreement shall be valid unless the same shall be in writing and signed by the parties hereto.  No waiver of any of the provisions of this Agreement shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

	16.	Binding Effect.  This Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns; provided, however, that Ohlendorf shall not be entitled to assign his interest in this Agreement (except for an assignment by operation of law to his estate), or any portion hereof, or any rights hereunder, to any party.  Any attempted assignment by Ohlendorf in violation of this Paragraph 16 shall be null, void ab initio and of no effect of any kind or nature whatsoever.

	17.	Survival.  The provisions contained in Paragraphs 7, 8 and 9 shall survive the termination of this Agreement.

	IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above to be effective as of the date specified in the preamble of this
Agreement.

							STERLING HOUSE CORPORATION
Address:						a Kansas corporation
453 South Webb Road
Suite 500
Wichita, KS  67207					By

							      Steven L. Vick, President

							"SHC" or the "Company"
Address:
13700 Stirling Road
Ft. Lauderdale, FL 33330

							MARK W. OHLENDORF

							"Ohlendorf"

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